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                                                                    EXHIBIT 99.1

                              [SANMINA LETTERHEAD]

                                                                   PRESS RELEASE

                                                               FEBRUARY 26, 2001

NEW EXCHANGE RATIO FOR SANMINA'S OFFER TO THE SHAREHOLDER'S OF SEGERSTROM & SVENSSON DETERMINED

On January 26, 2001, Sanmina Corporation ("Sanmina") (NASDAQ NM:SANM) made a public offer to the shareholders and holders of convertible debentures in AB Segerstrom & Svensson (publ) ("Segerstrom"). A prospectus regarding the public offer to the shareholders and holders of convertible debentures of Segerstrom was made public on January 27, 2001.

On February 22, 2001, Sanmina increased the offer to the shareholders and holders of convertible debentures of Segerstrom. The number of Sanmina shares offered for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10, in the increased offer was determined by a measurement period, that started February 21 and ended February 23, 2001. The average share price of Sanmina during the measurement period, based on the closing prices on NASDAQ National Market, was USD 32.375. The shareholders and holders of convertible debentures in Segerstrom will thus receive 0.45194 Sanmina shares for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10.

The last day of the acceptance period is February 27, 2001. Announcement of the outcome of the offer is expected on or about February 28, 2001 and it is expected that settlement could begin on or about March 1, 2001.

                           SAN JOSE, FEBRUARY 26, 2001

                               SANMINA CORPORATION

                             The Board of Directors

For further inquires, please contact:
AT SANMINA
Rick Ackel
Executive Vice President, Chief Financial Officer
+1 (408) 964 3613

Paige Bombino
Corporate Communications
+1 (408) 964 3610